Exhibit 99.1

IMAGE ENTERTAINMENT DECLARES NYX ACQUISITIONS IN BREACH OF MERGER AGREEMENT

The Company is Evaluating All Options and Remedies, Including Termination of the Merger Agreement

CHATSWORTH, Calif. – January 29, 2009 – Image Entertainment, Inc. (NASDAQ: DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, announced today that it notified Nyx Acquisitions, Inc., an affiliate of Q-Black, LLC and Joe Q. Bretz, that Nyx is in breach of the merger agreement, dated November 20, 2008. Under the merger agreement, Nyx agreed to acquire 100% of the outstanding common stock of Image Entertainment for $2.75 per share in cash. Contemporaneously with the execution of the merger agreement, Nyx made an initial deposit of $500,000 into a trust account in order to secure payment of the $1.8 million business interruption fee.

Pursuant to the merger agreement Nyx was required to deliver an additional $1.3 million to a trust account as security for the payment of the business interruption fee no later than January 20, 2009, which was two business days after the date that Image filed its definitive proxy statement in connection with the merger. Over the last week, Image has actively monitored Nyx’s efforts to secure the delivery of the additional $1.3 million deposit. During the afternoon of January 29, 2009, Image formally notified Nyx that its noncompliance constituted a breach of the merger agreement, and an anticipatory breach of the closing of the merger.

With the assistance of legal counsel, the Image Board of Directors is evaluating all available options and remedies, including termination of the merger agreement, the collection of the $1.8 million business interruption fee and litigation.

A spokesman for Image Entertainment stated: “The Image Board of Directors has determined that it is in the best interests of the company and its stockholders to formally notify Nyx that it is in breach of the merger agreement for its failure to deliver the second deposit of $1.3 million. We are very disappointed that Nyx has not complied with its obligation under the merger agreement and what this failure reflects regarding Nyx’s current ability to close the transaction. If Nyx immediately delivers $1.3 million in immediately available funds and can reconfirm to our complete satisfaction that it has the ability to finance the transaction, then Nyx will no longer be considered in breach of the merger agreement and, subject to approval of Image’s stockholders at the upcoming special meeting of stockholders, the company stands ready to close. If not, we have no choice but to exercise our rights under the merger agreement, seek collection of the $1.8 million business interruption fee and pursue all other available remedies. We remain committed to enhancing stockholder value.”

About Image Entertainment:
Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,000 exclusive DVD titles and approximately 250 exclusive CD titles in domestic release and approximately 450 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to approximately 2,000 video programs and over 250 audio programs containing more than 4,000 tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, the proposed merger transaction described in this press release. These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning in connection with any discussion of future operating or financial performance. All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

These factors include, among other things, our inability to raise additional working capital, changes in debt and equity markets, increased competitive pressures, changes in our business plan, changes in the retail DVD and entertainment industries, and our inability to effectively manage future growth from the CTI Holdings distribution agreement. For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K, and our most recent Quarterly Report on Form 10-Q. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict. Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact: Steve Honig

The Honig Company, Inc.
818-986-4300
press@honigcompany.com